                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                             Newmont Gold Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              NEWMONT GOLD COMPANY
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of NEWMONT GOLD COMPANY will be held at 9:30 a.m. on Thursday, May 7, 1998 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

        1. Elect directors;

        2. Consider and act upon a proposal to approve the Company's Annual Incentive Compensation Plan;

        3. Consider and act upon a proposal to approve the Company's Intermediate Term Incentive Compensation Plan; and

        4. Transact such other business that may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors

                                               TIMOTHY J. SCHMITT
                                                   Secretary

1700 Lincoln Street
Denver, Colorado 80203
March 30, 1998

--------------------------------------------------------------------------------
        IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK,
            SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of Newmont Gold Company (the "Company" or "Newmont Gold") of record at the close of business on March 5, 1998 are entitled to vote at the Annual Meeting of Stockholders. As of March 5, 1998, there were 166,897,966 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Stockholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Abstentions and broker "non-votes" as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions have the same effect as votes against proposals presented to stockholders. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the stockholders on or about March 30, 1998. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Company by mail, telephone, telegraph or personal interview. All costs of the solicitation of proxies will be borne by the Company. The Company will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Company's common stock. A stockholder who executes a proxy may revoke it by delivering to the Secretary of the Company, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     A NOTE FOR ALL PARTICIPANTS IN THE COMPANY'S RETIREMENT SAVINGS PLAN OR HOURLY RETIREMENT SAVINGS PLAN. If you are a participant in the Company's Retirement Savings Plan or Hourly Retirement Savings Plan (the "Savings Plans"), each administered by the Vanguard Group, as Trustee, shares of common stock of the Company which are held for you under the Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Trustee, as the stockholder of record of the common stock held in the Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of common stock held under the Savings Plans are not returned duly signed and dated, the Trustee will vote the shares in accordance with the direction of Newmont Gold, as plan administrator under the Savings Plans.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen LLP has acted as auditors for the Company since 1967. The Board of Directors has selected Arthur Andersen LLP to continue in that capacity for the current year. In addition to audit services, Arthur Andersen LLP has regularly provided tax consulting services to the Company. Representatives of Arthur Andersen LLP will be present at the Annual

Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1999 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before December 5, 1998. Proposals should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203.

     PRINCIPAL STOCKHOLDER. As of March 5, 1998, the only beneficial owner of more than 5% of the outstanding shares of common stock of the Company was Newmont Mining Corporation ("Newmont Mining"), 1700 Lincoln Street, Denver, Colorado 80203, which owned 156,472,056 shares (approximately 94%) and as to which it had sole voting and investment power.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     NOMINEES. Each of the 13 persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for the term of one year or until his or her successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Messrs. Curry and Munroe and Ms. Sisco, who were elected to the Board of directors at a Special Meeting held on May 5, 1997, all such nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and all are currently serving as directors of the Company. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees. With the exception of Messrs. Quenon and Taranik, each of the 11 other nominees named below is also a director of Newmont Mining.

     The following table contains a summary of the background and principal occupations of the nominees:

                                                              DIRECTOR
                          NOMINEE                              SINCE
----------------------------------------------------------------------
RONALD C. CAMBRE (59).......................................    1993
  Chairman of Newmont Gold since January 1995, President
     thereof since June 1994, Chief Executive Officer
     thereof since November 1993 and Vice Chairman thereof
     from November 1993 to December 1994; Vice President and
     Senior Technical Advisor to the Office of the Chairman
     of Freeport-McMoRan Inc., a natural resources company,
     prior thereto.
  Chairman of the Board, President and Chief Executive
     Officer of Newmont Mining Corporation and Director of
     Cleveland-Cliffs Inc.
----------------------------------------------------------------------
JAMES T. CURRY, JR. (61)....................................    1997
  Retired Chief Executive Officer of the Minerals Division
     of Broken Hill Proprietary Ltd., a natural resources
     company.
  Director of Newmont Mining Corporation and SRI
     International.
----------------------------------------------------------------------
JOSEPH P. FLANNERY (65).....................................    1989
  Chairman, President and Chief Executive Officer of
     Uniroyal Holding, Inc., a holding company.
  Director of Newmont Mining Corporation, APS Holding
     Corporation, Arvin Industries, Inc., Ingersoll-Rand
     Company, K-Mart Corporation and The Scotts Company.
----------------------------------------------------------------------
LEO I. HIGDON, JR. (51).....................................    1995
  President of Babson College since July 1997; formerly Dean and Charles C. Abbott Professor of the Darden Graduate
     School of Business Administration at the University of
     Virginia from October 1993 to June 1997; Vice Chairman
     of Salomon Brothers Inc, an investment banking firm,
     and Co-head of the global investment banking division
     of Salomon Brothers Inc, prior thereto.
  Director of Newmont Mining Corporation, Crompton & Knowles
     Corporation and Bestfoods.
----------------------------------------------------------------------

                                                              DIRECTOR
                          NOMINEE                              SINCE
----------------------------------------------------------------------
THOMAS A. HOLMES (74).......................................    1989
  Retired Chairman and Chief Executive Officer of
     Ingersoll-Rand Company, a manufacturer of machinery.
  Director of Newmont Mining Corporation and W. R. Grace &
     Co.
----------------------------------------------------------------------
GEORGE B. MUNROE (76).......................................    1997
  Retired Chairman and Chief Executive Officer of Phelps
     Dodge Corporation, a natural resources company.
  Director of Newmont Mining Corporation.
----------------------------------------------------------------------
ROBIN A. PLUMBRIDGE (62)....................................    1989
  Retired Chairman of Gold Fields of South Africa Limited, a
     natural resources company; Chief Executive Officer
     thereof from December 1980 to September 1995.
  Director of Newmont Mining Corporation and Standard Bank
     Investment Corporation.
----------------------------------------------------------------------
ROBERT H. QUENON (69).......................................    1988
  Mining Consultant; Chairman of the Federal Reserve Bank of
     St. Louis from January 1993 to December 1995.
  Director of Laclede Steel Company and Union Electric
     Company.
----------------------------------------------------------------------
MOEEN A. QURESHI (67).......................................    1994
  Chairman of Emerging Markets Partnership, a private
     investment management company, since June 1992; Prime
     Minister of Pakistan from July 1993 to October 1993.
  Director of Newmont Mining Corporation.
----------------------------------------------------------------------

MICHAEL K. REILLY (65)......................................    1994
  Chairman of Zeigler Coal Holding Company, a coal producer;
     Chief Executive Officer thereof from 1983 to December
     1994.
  Director of Newmont Mining Corporation.
----------------------------------------------------------------------
JEAN HEAD SISCO (72)........................................    1997
  Partner of Sisco Associates, a management consulting firm.
  Director of Newmont Mining Corporation, Chiquita Brands
     International, K-Tron International, Inc., American
     Funds Series II Tax Exempt, The Neiman Marcus Group,
     Inc. and Textron Inc.
----------------------------------------------------------------------
JAMES V. TARANIK (57).......................................    1986
  President of Desert Research Institute, University and
     Community College System of Nevada, an environmental
     research organization; Professor of Geology and
     Geophysics at the University of Nevada, Reno and Arthur
     Brant Chair of Geology and Geophysics at the University
     of Nevada.
----------------------------------------------------------------------
WILLIAM I. M. TURNER, JR. (69)..............................    1989
  Chairman and Chief Executive Officer of EXSULTATE INC., a
     holding company.
  Director of Newmont Mining Corporation, Proudfoot PLC and
     Schroders PLC.
----------------------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL OF THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     STOCK OWNERSHIP. As of March 5, 1998, all directors and executive officers of the Company as a group beneficially owned 58,028 shares of the Company's common stock, constituting in the aggregate less than 1% of the Company's outstanding common stock. Unless otherwise noted, the nature of beneficial ownership of all such shares is sole voting and investment power. As of March 5, 1998, all directors and executive officers of the Company as a group beneficially owned 991,690 shares of common stock of Newmont Mining, constituting in the aggregate less than 1% of Newmont Mining's outstanding common stock. Unless otherwise noted, the nature of beneficial ownership of all such shares is sole voting and investment power. The following table sets forth the number of shares of common stock of the Company and the number of shares of common stock of Newmont Mining beneficially owned by the Company's directors and executive officers as of March 5, 1998:

                          NAME OF                             SHARES OF COMPANY     SHARES OF NEWMONT MINING
                      BENEFICIAL OWNER                        COMMON STOCK OWNED       COMMON STOCK OWNED
                      ----------------                        ------------------    ------------------------
Rudolph I.J. Agnew(2).......................................         2,500                    2,496
J.P. Bolduc(2)..............................................         2,500                      -0-
Ronald C. Cambre............................................        12,657                  312,013(1)
James T. Curry, Jr..........................................           625                    1,376
John A. S. Dow..............................................         1,496                   34,006(1)
Joseph P. Flannery..........................................         2,500                    2,745
Donald W. Gentry(2).........................................           625                      -0-
Eric Hamer..................................................           -0-                   54,221(1)
Leo I. Higdon, Jr...........................................         1,875                      -0-
Thomas A. Holmes............................................         2,500                    6,948
Patrick M. James(2).........................................           938                   27,816
Lawrence T. Kurlander.......................................         2,957                   66,091(1)
George B. Munroe............................................           625                    2,089(3)
Wayne W. Murdy..............................................         3,800                   87,755(1)
Robin A. Plumbridge.........................................         2,500                    2,496
Robert H. Quenon............................................         2,800                      374
Moeen A. Qureshi............................................         2,500                      -0-
Michael K. Reilly...........................................         2,500                   10,000
Jean Head Sisco.............................................           625                    1,471
James V. Taranik............................................         2,600                      124
William I. M. Turner, Jr....................................         2,500                    8,000
All directors and executive officers as a group, including
  those named above (43 persons)............................        58,028                  991,690(1)

---------------

(1) Includes 307,221 shares, 34,006 shares, 52,424 shares, 64,291 shares, 76,023 shares and 878,937 shares which Messrs. Cambre, Dow, Hamer, Kurlander, Murdy and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 5, 1998 by the exercise of options granted by Newmont Mining.

(2) Not standing for election as a director at the Annual Meeting of Stockholders.

(3) Includes 519 shares owned by Mr. Munroe's spouse as to which he disclaims beneficial ownership.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither officers nor employees of the Company, Newmont Mining or any of the Company's subsidiaries are entitled to receive $25,000 per annum for serving as directors on the Board of Directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Company, Newmont Mining or any of the Company's subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he or she is a member and $1,000 per meeting in the case of the Chairman of the committee.

     In addition, pursuant to Newmont Gold's Directors' Stock Award Plan, directors who also serve on the Board of Directors of Newmont Gold and who are not employees of the Company, Newmont Mining or any of the Company's subsidiaries receive 625 shares of common stock of Newmont Gold annually on the date of their election or re-election at Newmont Gold's Annual Meeting of Stockholders. If a person who is not an employee of the Company, Newmont Mining or any of the Company's subsidiaries becomes a director in any year, after Newmont Gold's Annual Meeting of Stockholders held in such year, such person will receive 625 shares of common stock of Newmont Gold on the effective date of such person's election as a director of Newmont Gold. Shares awarded under the plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of (i) the expiration of five years after the date of receipt of such shares by the director, (ii) the date the participating person ceases to be a director by reason of death or disability, or (iii) the later of (a) the date the participating person ceases to be a director for any reason other than death or disability or (b) the expiration of six months after the date of receipt of such shares by the director.

     On retirement from the Board of Directors at any time after attaining age 65, a director who is not entitled to a pension under Newmont Gold's Pension Plan (i.e., a director who has not been an officer or employee of the Company, Newmont Mining or any of the Company's subsidiaries) and who has served for at least ten consecutive years as a director of the Company or Newmont Mining is entitled to be paid an annual sum of $20,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors of the Company or Newmont Mining, in each case, for life.

     During 1997, the Board of Directors held 10 meetings and each incumbent director attended more than 75% of all meetings of the Board of Directors and committees of the Board of Directors on which he or she served for the period during which he or she was a member, except Messrs. Higdon and Qureshi, who attended 71% and 73%, respectively, of all meetings of the Board of Directors and committees of the Board of Directors on which such persons served for the period during which such persons were members.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Company, Newmont Mining or any of the Company's subsidiaries. The members of these committees are:

          AUDIT                   COMPENSATION                 NOMINATING
          -----                   ------------                 ----------
J. P. Bolduc(2)            Joseph P. Flannery(1)       Joseph P. Flannery
James T. Curry, Jr.        Thomas A. Holmes            Leo I. Higdon, Jr.
Robin A. Plumbridge        Robin A. Plumbridge         Thomas A. Holmes(1)
Robert H. Quenon(1)        Jean Head Sisco             George B. Munroe
Moeen A. Qureshi           William I. M. Turner, Jr.   William I. M. Turner, Jr.
Michael K. Reilly
James V. Taranik

---------------

(1) Chairman

(2) Mr. Bolduc is not standing for election as a director at the Annual Meeting of Stockholders

     AUDIT COMMITTEE. The Audit Committee recommends independent public accountants to act as auditors for the Company for consideration by the Board of Directors, reviews the Company's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Company's financial statements and their reports thereon, reviews the Company's accounting policies, tax matters and internal controls, and oversees compliance by the Company with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Company by the independent public accountants, primarily consultation on tax matters and business advisory services. Access to the Audit Committee is given to the Company's Controller and Vice President, Internal Audit. During 1997, the Audit Committee held two meetings.

     COMPENSATION COMMITTEE. Each of the Company's Compensation Committee and the Compensation Committee of Newmont Mining is responsible to its respective Board of Directors and by extension to the stockholders of the Company or Newmont Mining, as the case may be, for approving and administering the policies which govern annual compensation and incentive programs for the Company's and Newmont Mining's executive officers and other key employees. During 1997, the Compensation Committee held five meetings.

     NOMINATING COMMITTEE. The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meetings of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Company's Board of Directors. During 1997, the Nominating Committee held four meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203.

                  CONTRACTUAL ARRANGEMENTS WITH NEWMONT MINING

     The Company's taxable income is included in the consolidated federal income tax return of Newmont Mining, filed by Newmont Mining as parent, and certain other state income tax returns filed by Newmont Mining on a combined, consolidated or unitary basis. Effective January 1, 1994, Newmont Mining and the Company entered into a new tax sharing agreement for the allocation of federal, state and foreign income taxes.

     Under the agreement, the Company has succeeded to all Newmont Mining federal, state and foreign income tax attributes existing as of December 31, 1993, and has assumed all Newmont Mining liabilities for federal, state and foreign income taxes, interest and penalties attributable to tax periods ending on or before December 31, 1993.

     For all tax periods beginning after December 31, 1993, the Company determines its federal, state and foreign income tax liability on a separate return basis, which included the taxable income, loss, credits and other relevant tax items attributable to all members of the Newmont Mining consolidated, combined or unitary group that are owned directly or indirectly by the Company.

     Consistent therewith, the Company pays to Newmont Mining the greater of regular corporate income tax or the corporate alternative minimum tax, as applicable, computed on a separate return basis, including interest and penalties. The Company tenders payment to Newmont Mining no later than the time the Company is required to pay income tax to the Internal Revenue Service or the relevant state or foreign taxing authorities had the Company filed on a separate return basis.

     Newmont Mining, in turn, pays to the Company amounts equal to the refunds the Company would have been entitled to received had the Company filed separate company returns, including interest and rebate of penalties. Newmont Mining tenders payment to the Company no later than the time the Company is entitled to receive tax refunds from the Internal Revenue Service or the relevant state or foreign taxing authorities had the Company filed on a separate return basis.

     The Company may deduct net operating losses from federal, state or foreign taxable income as determined on a separate return basis. Such loss will be given effect only to the extent that the losses reduced the actual tax liability of the consolidated, combined or unitary group, or resulted in an actual refund of tax to the group. Newmont Mining's obligation will not extend to any interest on such taxes.

     In the event that the Company fails to satisfy its obligations regarding payment of federal, state or foreign income taxes, interest and penalties under the agreement, Newmont Mining can seek payment of such obligations from any member of the Newmont Mining consolidated or combined group that is owned directly or indirectly by the Company.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the total compensation earned or paid to the Chief Executive Officer and to each of the Company's and Newmont Mining's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Company, Newmont Mining and the Company's subsidiaries in 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                                                 ----------------------    ------------------------
                                                                                    AWARDS
                                                                           ------------------------
                                                                           RESTRICTED    SECURITIES
               NAME AND                                                      STOCK       UNDERLYING       ALL OTHER
          PRINCIPAL POSITION             YEAR     SALARY       BONUS         AWARDS      OPTIONS(#)    COMPENSATION(1)
          ------------------             ----    --------    ----------    ----------    ----------    ---------------
Ronald C. Cambre.......................  1997    $628,333(2) $1,015,917     $    -0-      500,000          $9,000
  Chairman, President and                1996     567,000(2)    393,977      206,023       25,000           9,000
  Chief Executive Officer                1995     513,000(2)    332,553      167,447          -0-           9,000
Wayne W. Murdy.........................  1997     301,666       383,370       66,573(3)    21,000           9,000
  Executive Vice President               1996     277,083       136,558       59,009       10,000           9,000
  and Chief Financial Officer            1995     245,500       138,643       52,131          -0-           9,000
Lawrence T. Kurlander..................  1997     257,500       327,187       56,768(3)    20,000           9,000
  Senior Vice President,                 1996     243,333       119,603       51,516       10,000           9,000
  Chief Administrative Officer           1995     223,333       111,895       47,416          -0-           9,000
John A. S. Dow.........................  1997     218,000       288,145       50,794(3)    20,000           9,000
  Senior Vice President,                 1996     176,750        82,680       60,588(4)    10,620             -0-
  Exploration                            1995     140,000        42,991          -0-        6,240             -0-
Eric Hamer.............................  1997     230,250       213,268       34,800(3)    11,000           9,000
  Vice President and Senior              1996     212,750       117,000          -0-        8,000           9,000
  Project Executive, Indonesia           1995     175,641        51,048          -0-          -0-           9,000

---------------

(1) Newmont Gold's contributions and credits to its Retirement Savings Plan and non-qualified supplemental Savings Equalization Plan.

(2) Includes director's fees of $20,000, $17,000 and $13,000 in 1997, 1996 and
    1995, respectively.

(3) Value of Newmont Mining restricted common stock awarded under Newmont Gold's Intermediate Term Incentive Compensation Plan for 1997. Dividends are payable on the shares of restricted common stock awarded. These shares of restricted common stock vest over a two-year period and were issued in March 1998 in the following amounts:

                                                                #
                                                              -----
Wayne W. Murdy..............................................  2,484
Lawrence T. Kurlander.......................................  2,118
John A. S. Dow..............................................  1,896
Eric Hamer..................................................  1,299

   The number of shares and value of Newmont Gold restricted common stock held by the named executive officers on December 31, 1997 were as follows:

                                                                #         $
                                                              -----    -------
Ronald C. Cambre............................................  8,177    240,199
Wayne W. Murdy..............................................  2,419     71,058
Lawrence T. Kurlander.......................................  2,147     63,068
John A. S. Dow..............................................  1,496     43,945

   On December 31, 1997, none of the named executive officers held any Newmont Mining restricted common stock.

(4) In addition to 870 shares of Newmont Gold restricted common stock having a value of $35,235 awarded to Mr. Dow under Newmont Gold's Annual Incentive Compensation Plan for 1996, he was also given a special award of 626 shares of Newmont Gold restricted common stock having a value of $25,353 in January 1997 on the same terms as those awarded under Newmont Gold's Annual Incentive Compensation Plan. Such special award was in recognition of his contributions to the success of Newmont Gold's exploration activities in 1996 and prior years and Mr. Dow's promotion to Senior Vice President, Exploration of the Company and Newmont Mining.

     STOCK OPTIONS. The following table contains information concerning the grant of stock options in 1997 under Newmont Mining's 1996 Employees Stock Plan with respect to the named executive officers:

                             OPTION GRANTS IN 1997

                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------
                                                    PERCENT OF                                 POTENTIAL REALIZABLE VALUE
                                     NUMBER OF        TOTAL                                     AT ASSUMED ANNUAL RATES
                                     SECURITIES      OPTIONS                                  OF STOCK PRICE APPRECIATION
                                     UNDERLYING     GRANTED TO     EXERCISE                         FOR OPTION TERM
                                      OPTIONS      PARTICIPANTS      PRICE      EXPIRATION    ----------------------------
               NAME                  GRANTED(#)      IN 1997       ($/SHARE)       DATE            5%             10%
               ----                  ----------    ------------    ---------    ----------    ------------    ------------
Ronald C. Cambre...................   500,000(1)      31.20%         37.82       05/21/07     $11,892,397     $30,137,670
Wayne W. Murdy.....................    11,000(2)       0.69%         37.82       05/21/07         261,633         663,029
                                       10,000(3)       0.62%         31.75       11/18/07         199,674         506,013
Lawrence T. Kurlander..............    10,000(2)       0.62%         37.82       05/21/07         237,848         602,753
                                       10,000(3)       0.62%         31.75       11/18/07         199,674         506,013
John A. S. Dow.....................    10,000(2)       0.62%         37.82       05/21/07         237,848         602,753
                                       10,000(3)       0.62%         31.75       11/18/07         199,674         506,013
Eric Hamer.........................     6,000(2)       0.37%         37.82       05/21/07         142,709         361,652
                                        5,000(3)       0.31%         31.75       11/18/07          99,837         253,007

---------------

(1) Granted on May 21, 1997 and exercisable in five annual increments of 20% each commencing December 31, 1997.

(2) Granted on May 21, 1997 and exercisable in four annual increments of 25% each commencing May 21, 1998.

(3) Granted on November 18, 1997 and exercisable in four annual increments of 25% each commencing November 18, 1998.

     OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning the exercise of Newmont Mining options in 1997 and unexercised Newmont Mining options held at the end of 1997 with respect to the named executive officers:

                      AGGREGATED OPTION EXERCISES IN 1997
                        AND 1997 YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                    SHARES                         OPTIONS AT 1997               IN-THE-MONEY OPTIONS
                                   ACQUIRED                          YEAR-END(#)                 AT 1997 YEAR-END(1)
                                      ON          VALUE      ----------------------------    ----------------------------
              NAME                EXERCISE(#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                -----------    --------    -----------    -------------    -----------    -------------
Ronald C. Cambre................      -0-          $-0-        294,721         532,317         $  -0-           $-0-
Wayne W. Murdy..................      -0-           -0-         71,023          70,932            -0-            -0-
Lawrence T. Kurlander...........      -0-           -0-         59,291          69,932            -0-            -0-
John A. S. Dow..................      -0-           -0-         34,006          25,310          5,958            -0-
Eric Hamer......................      -0-           -0-         52,424          41,959            -0-            -0-

---------------

(1) Market value of underlying Newmont Mining securities at year end ($29.375) less the exercise price of "in-the-money" Newmont Mining options.

     PENSION PLANS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under Newmont Gold's qualified defined benefit pension plan (the "Pension Plan"), as well as under its non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company, Newmont Mining and the Company's subsidiaries.

                               PENSION PLAN TABLE

                                                                             YEARS OF SERVICE
                                                   --------------------------------------------------------------------
REMUNERATION                                          15            20            25             30              35
------------                                       --------      --------      --------      ----------      ----------
 $ 500,000...................................      $131,250      $175,000      $218,750      $  262,500      $  306,250
   600,000...................................       157,500       210,000       262,500         315,000         367,500
   700,000...................................       183,750       245,000       306,250         367,500         428,750
   800,000...................................       210,000       280,000       350,000         420,000         490,000
   900,000...................................       236,250       315,000       393,750         472,500         551,250
  1,000,000..................................       262,500       350,000       437,500         525,000         612,500
  1,100,000..................................       288,750       385,000       481,250         577,500         673,750
  1,200,000..................................       315,000       420,000       525,000         630,000         735,000
  1,300,000..................................       341,250       455,000       568,750         682,500         796,250
  1,400,000..................................       367,500       490,000       612,500         735,000         857,500
  1,500,000..................................       393,750       525,000       656,250         787,500         918,750
  1,600,000..................................       420,000       560,000       700,000         840,000         980,000
  1,700,000..................................       446,250       595,000       743,750         892,500       1,041,250
  1,800,000..................................       472,500       630,000       787,500         945,000       1,102,500
  1,900,000..................................       498,750       665,000       831,250         997,500       1,163,750
  2,000,000..................................       525,000       700,000       875,000       1,050,000       1,225,000

     A participant's remuneration covered by the Pension Plan is his or her average annual base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the 60 consecutive months in which the highest level of compensation was paid to the participant during the last 120 months of the participant's career with the Company, Newmont Mining and the Company's subsidiaries. The approximate years of credited service as of the end of 1997 for each named executive officer is: Mr. Cambre -- four years; Mr. Murdy -- five years; Mr. Kurlander -- four years; Mr. Hamer -- 23 years; Mr. Dow -- 19 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. Newmont Gold has an Officers' Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Company, Newmont Mining and certain of the Company's subsidiaries. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Company, and certain of the Company's subsidiaries.

     EXECUTIVE AGREEMENTS. An agreement is currently in effect among the Company, Newmont Mining and Mr. Cambre which provided for an initial 1994 annual base salary of $500,000. The agreement provides that the Boards of Directors of the Company and Newmont Mining may, at their discretion, increase Mr. Cambre's base salary and that any such increased base salary made after January 1994 automatically becomes Mr. Cambre's minimum base salary thereafter. Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated other than for "cause" (as defined below) and without any breach by Mr. Cambre of such agreement, he will be entitled to receive a lump sum payment equal to twice his annual base salary for each 12-month period in the remaining term of his employment (which will not exceed two years).

     Mr. Murdy's letter of offer of employment from Newmont Gold provides that if his employment is terminated other than for "cause" (as defined below), he will be entitled to receive 24 months of his then salary (as defined in the Company's Severance Pay Plan) plus certain other severance benefits.

     Any benefits to which Messrs. Cambre and Murdy may be entitled from Newmont Gold's Severance Pay Plan (as described below) reduce the benefits due under these arrangements.

     SEVERANCE PAY PLAN. Each of the named executive officers participates in Newmont Gold's Severance Pay Plan. Participants in the Severance Pay Plan with at least one year of service (a) who have been continually employed by the Company, Newmont Mining or one of the Company's subsidiaries or affiliates on and after August 1, 1991, or (b) whose employment with the Company, Newmont Mining or one of the Company's subsidiaries or affiliates is involuntarily terminated other than for "cause" (as defined below) within 24 months after a change in control (as defined in the Severance Pay Plan) of Newmont Mining (other than those participants whose employment began on or after May 1, 1993) are entitled to receive a minimum of the greater of (i) four weeks of salary (as defined in the Severance Pay Plan), together with an additional two weeks of salary for each year of service; or (ii) from nine to 78 weeks of salary depending on the salary grade of the participant, calculated based on the relevant participant's salary as of April 30, 1993. Each of the named executive officers who are otherwise eligible for severance pay under clause (ii) above would receive 52 weeks of salary. Participants whose employment began on or after May 1, 1993 and whose employment is involuntarily terminated are entitled to receive only the amount determined as set forth in clause (i) in the previous sentence. Under the Severance Pay Plan, the maximum severance allowance benefit payable to a participant calculated as set forth above is 104 weeks of such participant's salary. In addition to the amount described above, each participant is also entitled to a lump sum payment equal to Newmont Gold's matching contribution that would have been made under Newmont Gold's Retirement Savings Plan calculated in accordance with the relevant provisions of the Severance Pay Plan and any accrued and unused vacation time. Participants under the Severance Pay Plan are also entitled to certain fringe benefits, such as coverage under Newmont Gold's medical and dental plans and life insurance plan, as set forth in the Severance Pay Plan.

     "Cause" as a basis for termination is generally limited to (i) misappropriation of funds or property of the Company, Newmont Mining or the Company's subsidiaries, (ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Company, Newmont Mining or the Company's subsidiaries and a third party without the prior approval of such benefit by the Board of Directors of the Company or of Newmont Mining, (iv) obtaining a personal profit from the sale of the Company's, Newmont Mining's or the Company's subsidiaries' trade secrets, (v) poor job performance or (vi) conduct below reasonably expected standards.

     The report of the Compensation Committee and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of directors who are not officers or employees of the Company, Newmont Mining or any of the Company's subsidiaries. Each of the Compensation Committees of the Company and Newmont Mining is responsible to its respective Board of Directors and by extension to the stockholders of the Company or Newmont Mining, as the case may be, for approving and administering the policies which govern annual compensation and incentive programs for the Company's and Newmont Mining's executive officers and other key employees. The members of the Company's Compensation Committee are also directors of Newmont Mining and serve on the Newmont Mining Compensation Committee. The membership of the two Committees is identical. The Company and Newmont Mining operate as a single economic unit and all of the executive officers of the Company are also the executive officers of Newmont Mining. Newmont Gold pays all compensation expenses of such employees. The following report reflects the compensation philosophy and decisions of both Committees.

     There are four elements to the Company's and Newmont Mining's executive compensation program -- base salaries, annual incentives, intermediate-term incentives and stock options. The Committees determined that in general the value of the sum of these four elements, assuming certain performance-based targets are met, should approach the 75th percentile for comparable positions in the gold mining industry as set forth in the executive-level compensation surveys described below as well as based on recommendations contained in a report provided by an independent compensation consultant retained by Newmont Gold.

     BASE SALARIES. The base salaries for executive officers of the Company and Newmont Mining, including Mr. Cambre and the other named executive officers, fall within salary ranges that reflect competitive base pay levels within the mining industry as a whole for the positions they hold. The Company and Newmont Mining subscribe to and participate in surveys of executive-level compensation. One of the surveys in which the Company and Newmont Mining participate is devoted exclusively to the gold mining industry and includes information about 14 companies based in North America. This survey not only includes the six companies that comprise the Standard & Poor's Gold Precious Metals Index shown on the Company's Performance Graph below, but also includes a number of companies which the Committees believe are more appropriate for comparison with the Company and Newmont Mining for purposes of analyzing executive compensation. The Company and Newmont Mining participate in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Company and Newmont Mining, the Company and Newmont Mining use such surveys to identify general trends in executive compensation. Based on a review of such survey information, the Committees believe that the base salaries of the Company's and Newmont Mining's executive officers are at or slightly below the median salaries for comparable positions in the gold mining industry. With respect to Mr. Cambre's base salary, the Committees determined that his 1996 performance together with the acquisition and successful integration of Santa Fe Pacific Gold Corporation ("Santa Fe") merited an increase of 18% in June 1997. Mr. Cambre's last adjustment to his base salary was in January 1996. Such base salary is consistent with the Company's and Newmont Mining's philosophy that salaries be at approximately the median for comparable positions.

     Base salary increases are made on the basis of changes in industry levels as well as evaluated individual contribution and the Company's and Newmont Mining's performance in the prior year. The 1997 base salary increases of the named executive officers were in line with increases in base salaries for comparable industry positions as reflected in the gold mining industry survey.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to Newmont Gold's Annual Incentive Compensation Plan ("AICP"). The named executive officers (and other participants at specified salary levels) are eligible to receive both a unit performance bonus and a personal performance bonus. Unit performance bonuses are paid in cash and are based upon the attainment of gold production and cost of production goals established annually by the Newmont Gold Board on the recommendation of its Compensation Committee. At year-end, actual cash costs of production and actual production are compared with targeted costs and production to determine a "unit performance percentage." Newmont Gold must achieve a minimum percentage (designated by the Newmont Gold Board to be 85%) before any bonuses based on unit performance can be made to participants in the AICP. Unit performance bonuses are incrementally increased (or decreased) in accordance with incrementally higher (or lower) performance percentages (with the maximum percentage being 120%). In 1997, Newmont Gold achieved a maximum unit performance percentage of 120%. In addition, the Newmont Gold Board designated a minimum average price of gold per ounce that had to be realized when the unit performance target was determined. No unit or personal performance bonuses under the AICP could be paid for 1997 if Newmont Gold did not realize such minimum average price of gold per ounce. In 1997, Newmont Gold met the minimum average price of gold per ounce.

     Personal performance bonuses are based upon an evaluation of a participant's personal contribution to the Company and Newmont Mining and in 1997 were paid in cash. Prior to 1997 personal performance bonuses to the named executive officers, except Mr. Hamer, were paid partly in cash and partly in the form of restricted shares of Newmont Gold common stock. In 1997, personal performance awards to the named executive officers and other AICP participants were based on certain subjective factors such as the individual skills, experience and accomplishments of the relevant executive officer, as well as such executive officers' contributions to the positive economic results realized by the Company and Newmont Mining during 1997. The Committees did not use any fixed weighting of such factors in determining personal performance bonuses.

     Participants in the AICP are assigned target awards as a percentage of their base salary. Target awards increase at higher management levels to 100% of base salary in the case of the Chief Executive Officer. The weighting of unit performance and personal performance factors varies by participant, and in the case of Mr. Cambre is approximately two-thirds unit performance and one-third personal performance at target.

     Mr. Cambre's total 1997 AICP bonus of $1,015,917 was equal to 167% of his 1997 base salary. Mr. Cambre's unit performance bonus of $815,167 (80% of such total award) was based on a maximum unit performance percentage of 120% as described above which, because of the incrementally higher bonus percentage, resulted in a unit performance bonus equal to 200% of target. His personal performance bonus of $200,750 (20% of such total award) was based on Mr. Cambre's personal performance evaluation. In making this determination, the Committees considered Mr. Cambre's vision and leadership which enabled the Company and Newmont Mining to achieve the following positive results in 1997:

     - Acquisition of Santa Fe;

     - Successful and orderly integration of Santa Fe, including a reduction of costs from the combined operations of $47 million;

     - Record production of nearly 4 million equity ounces of gold, a 27% increase from 1996;

     - A 14% reduction in total cash costs to $187 per equity ounce of gold produced; and

     - Commencement of construction of the Batu Hijau project in Indonesia following completion of $1 billion in project financing and conclusion of sales contracts for 65% of the project's copper concentrate.

     INTERMEDIATE-TERM INCENTIVES. In 1997, the Company established the Newmont Gold Intermediate Term Incentive Compensation Plan ("ITIP") to provide incentive compensation to the named executive officers (excluding Mr. Cambre) and to other eligible participants. The ITIP is intended to reward eligible participants based upon the attainment of objective financial and business goals over a three-year period established annually by the Company's Compensation Committee. Such goals relate to gold production, cost of production, proven and probable gold ore reserves and earnings per share. Newmont Gold must achieve certain minimum results before any ITIP bonuses can be paid. ITIP bonuses are incrementally increased or decreased, as the case may be, depending on actual results. With respect to 1997, the payout percentage was 179%, based on 1997 results only. Bonuses are paid one-half in cash and one-half in the form of restricted common stock of either the Company or Newmont Mining. Such shares vest over two years. During such period, a recipient has the right to vote such shares and to receive dividends. Once fully vested, a recipient has all the rights of full ownership. However, such shares may not, in general, be sold or transferred for a period of five years following the year for which such shares were awarded. Participants in the ITIP are assigned target awards as a percentage of their base salary. For 1997, these target percentages ranged from 7% to 28%. Actual payouts for 1997 exceeded these percentages since, as stated above, actual results exceeded target performance.

     STOCK OPTIONS. The fourth element of executive compensation, stock options, is long-term in nature and is designed to link executive rewards with stockholder value over time. In 1997, Newmont Mining's Compensation Committee, which is also responsible for administering Newmont Mining's stock option plans, reinstated its practice of making semi-annual stock option grants to Messrs. Murdy and Kurlander. With respect to Mr. Cambre, the Committee determined that, in lieu of participation in Newmont Gold's ITIP, he be granted a special onetime option grant for 500,000 shares of Newmont Mining's common stock. The Committees believed that in this case the Chief Executive Officer would more closely be aligned with the interests of the stockholders over a long period of time.

     In January 1998, Newmont Mining's Compensation Committee awarded special stock option grants to Messrs. Cambre, Murdy, Kurlander and Dow in recognition of their individual contribution to the acquisition and successful integration of Santa Fe in 1997. Such awards were also intended to provide a strong incentive to increase the value of the Company and Newmont Mining and to recognize such individuals' potential future impact on the attainment of the Company's and Newmont Mining's mutual long-term goals and objectives.

     POLICIES WITH RESPECT TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under the Revenue Reconciliation Act of 1993, Section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committees believe that Newmont Mining's stock plans may comply with the exceptions to this limitation. It is possible that payments made from time to time under Newmont Gold's AICP could constitute non-deductible compensation expenses. Altering the AICP to assure full deductibility of compensation, however, could inhibit the Committees' ability to adjust performance criteria as they deem appropriate. The Committees believe that Newmont Gold's ITIP complies with the exception to this limitation. Because the Committees do not currently anticipate any significant increase in tax liability to the Company or Newmont Mining as a result of the Section 162 amendments, the Committees have not altered their approach to setting incentive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Company's or Newmont Mining's tax position in the future, the Committees will consider establishing performance criteria that will allow the Company and Newmont Mining to avail themselves of all appropriate tax deductions.

     SUMMARY. The Committees believe that the combination of competitive base salaries, annual incentives paid in cash, intermediate-term incentives paid partially in cash and restricted stock and stock options represents a highly motivational and effective senior executive compensation program that works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of Newmont Gold and Newmont Mining in achieving over time above average long-term returns on investment.

     Submitted by the Compensation Committee of the Newmont Gold Board:

Joseph P. Flannery, Chairman      Jean Head Sisco
Thomas A. Holmes                  William I.M. Turner, Jr.
Robin A. Plumbridge

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes a $100 investment on December 31, 1992 in each of the Company's common stock, the S&P 500 Index and the S&P Gold Precious Metals Index.

                     CUMULATIVE VALUE OF A $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS

                                              NEWMONT
           MEASUREMENT PERIOD                   GOLD            S&P 500           S&P GOLD
         (FISCAL YEAR COVERED)                COMPANY            INDEX             INDEX*
         ---------------------                -------           -------           --------
                 1992                           100               100               100
                 1993                           146               110               183
                 1994                           112               112               148
                 1995                           139               153               167
                 1996                           140               189               165
                 1997                            96               252               109

*Barrick Gold Corporation, Battle Mountain Gold Company, Echo Bay Mines Ltd.,
 Homestake Mining Company, Newmont Mining and Placer Dome, Inc.

                            SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and holders of greater than 10% of the Company's outstanding common stock to file initial reports of their ownership of the Company's equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were complied with in 1997, except for Patricia A. Flanagan who reported one transaction late on a subsequently filed Form 4.

                  PROPOSAL NO. 2 -- APPROVAL OF THE COMPANY'S
                       ANNUAL INCENTIVE COMPENSATION PLAN

     The Company's Annual Incentive Compensation Plan ("AICP"), which was originally effective January 1, 1987 and amended from time to time, was amended and restated in its entirety effective January 1, 1997 and adopted by the Company's Board of Directors on January 29, 1997. Approval of the AICP by a majority of the votes cast at the Annual Meeting of Stockholders on May 7, 1998 is required in order to satisfy certain regulatory requirements and to authorize payments to certain designated employees, as described below.

     The Board recommends that the stockholders of the Company approve the AICP. A copy of the AICP is available for inspection at the principal executive offices of the Company. The principal features of the AICP are summarized below, but this summary is qualified in its entirety by reference to the complete text of the AICP.

     SUMMARY. The AICP is intended to provide annual incentive compensation to eligible employees based in part upon the attainment of objective business goals established annually by the Company's Compensation Committee (the "Committee") and in part upon individual and "team" performance. The AICP contains certain limitations on the amount of bonus that may be paid to certain specified employees.

     ADMINISTRATION. The Committee will administer the AICP and will establish the "targeted production" and "targeted defined cost per ounce" (as defined below) for each calendar year for purposes of calculating the "unit performance bonus" (as defined below). The Committee may exclude certain employees from eligibility for participation. The Committee may establish, amend, waive and rescind rules, regulations and guidelines for the administration of the AICP. The Committee is responsible for interpreting the AICP and for making all determinations with respect to the payment of bonuses to eligible employees under the AICP. The Committee is required to certify in writing each year, prior to the payment of any unit performance bonus to an employee whose compensation is subject to the deduction limitations of section 162(m) of the Code, that the various performance objectives used for the calculation of the bonus have been attained and to take any other action required in order to qualify for the exemption from the limitation on deductibility of certain compensation amounts for Federal income tax purposes. (See, "Certain Federal Income Tax Consequences" below).

     PARTICIPATION. All employees of the Company (and any affiliated entity that is covered under the AICP as determined by the Company) in specified pay grades will be eligible to receive a bonus under the AICP if they are employed on the last day of the relevant year or have terminated employment because of death, retirement, disability or other circumstances approved by the Company's Vice President, Human Resources. The Committee may, however, exclude any employee from eligibility for participation under the AICP.

     DETERMINATION OF AICP BONUS PAYMENTS. In General. Three different bonuses may become payable each calendar year under the provisions of the AICP, the "unit performance bonus", the "personal performance bonus" and the "team performance bonus". The criteria for eligibility to receive each such bonus and the methodology used to determine the amount of each bonus are described below.

     Unit Performance Bonus. The "unit performance bonus" payable for any calendar year is based upon a formula that measures the actual gold production for the year against the targeted gold production for the year and the targeted cost per ounce of producing gold for the year against the actual cost per ounce of producing gold for that year. The targeted gold production and the targeted cost per ounce of producing gold for each year is established by the Committee. The following formula is used to determine the "unit performance percentage" for purposes of the unit performance bonus: one plus (actual production minus targeted production) divided by targeted production times one plus (targeted cost per ounce minus actual cost per ounce) divided by targeted cost per ounce equals unit performance percentage. Each eligible employee is assigned to a "unit" for each year. The unit performance percentage, as determined above, must be at least 85% for the year before any unit performance bonus will be payable. The unit performance percentage is then converted into the "unit performance bonus as a percent of target" pursuant to a schedule contained in the AICP, with 100% applying in the case of a unit performance percentage of 100%(targeted) and a maximum percentage of 200% applying if the unit performance percentage is 120% or greater. The percentage derived from the "unit performance bonus as a percent of target" schedule is then multiplied by the "target unit performance level" percentage established for each pay grade and the salary of each eligible employee in that pay grade is then multiplied by that resulting percentage to determine the unit performance bonus of the eligible employee. The maximum percentage of salary that an employee could receive as a unit performance bonus is 134% of the employee's salary and the maximum unit performance bonus that may be paid to an employee whose compensation is subject to the deduction limitation of section 162(m) of the Code (see, "Certain Federal Income Tax Consequences" below) is $3,000,000. The "salary" of each employee for purposes of calculating the AICP bonus is equal to the employee's actual base earnings for the year, provided that the "salary" of an employee whose compensation is subject to the deduction limitation of section 162(m) of the Code cannot exceed the annualized base salary of the employee as of the first day of the applicable calendar year. If an employee's pay grade changes during the year, the AICP bonus will be calculated using a pro ration of the target unit performance level percentage applicable to the pay grades assigned to the employee during the year. However, if an employee's compensation is subject to the deduction limitations of section 162(m) of the Code (see, "Certain Federal Income Tax Consequences" below), the target unit performance level percentage will be based upon the lesser of the employee's pay grade as of the first day of the year or such changed pay grade as may be assigned to the employee during the year.

     Personal Performance Bonus. The AICP also provides for the payment of "personal performance bonuses" based upon the personal performance level of each eligible employee as determined by each employee's supervisor. The personal performance bonus for the Company's Chief Executive Officer is determined by the Committee. Based upon each employee's evaluated personal performance level, the employee is assigned a personal performance percentage that is then multiplied by a "target personal performance level" assigned to each pay grade. The largest percentage of salary that may be paid as a personal performance bonus is 66% of salary. The salary and pay grade of each employee are determined as described above under "Unit Performance Bonus."

     Team Performance Bonus. The AICP provides for the payment of a "team performance bonus" to employees who are designated as members of an exploration team, a project engineering team or other specified team. Based upon the extent to which specified objectives established through the Company's performance management system have been achieved, each team will be assigned a "team performance level" of between 0%-200%. If the "team performance level" of a team is less than 25%, the employees assigned to that team will not receive a team performance bonus. The percentage derived from the team performance level is then multiplied by the "target team performance level" for each eligible employee, based upon his or her pay grade, and the product of that computation is then multiplied by the employee's salary to determine that employee's team performance bonus. Unless the Committee determines otherwise, if the team performance bonuses payable to all employees of the Company in certain pay grades exceeds the amount that would be payable to all such employees if the "team performance percentages" were 100% for all such employees, the amount of such excess will be deducted pro rata from the team performance bonus payable to each employee whose team performance percentage exceeds 100%. The salary and pay grade of each employee are determined as described above under "Unit Performance Bonus".

     Limitation on Certain Payments. The AICP contains several limitations on the amounts that may be paid to certain employees. First, no employee whose compensation is subject to the deduction limitation of section 162(m) of the Code (see, "Certain Federal Income Tax Consequences" below) may receive payment of a unit performance bonus with respect to a year in excess of $3,000,000. Second, if any such employee's pay grade changes during a year, the pay grade used to compute the bonus under the AICP would be the lesser of the pay grade of the employee on the first day of the year or the changed pay grade assigned to the employee during the year. In addition, the salary of such employee used for purposes of computing the AICP bonus may not exceed the employee's annualized base salary on the first day of the year. Finally, no portion of the unit performance bonus may be paid under the AICP to an employee to the extent that such payment would be nondeductible under the provisions of section 162(m) of the Code unless and until the shareholders of the Company have approved the AICP and the material goals established under the AICP in accordance with the requirements of section 162(m) of the Code and the Regulations thereunder. Bonuses are generally not payable under the AICP unless the average price of gold realized by the Company for a year is equal to or greater than a minimum gold price established by the Committee with respect to that year.

     Form of Payment. Bonuses payable under the AICP are paid in cash in a single lump sum.

     Deferral of Certain Payments. The AICP provides that the Committee may defer the payment of certain bonuses under the AICP if the payment of such amounts would exceed the compensation deduction limitation established by section 162(m) of the Code. Any amounts deferred will be paid to the participant in the first calendar year following deferral in which the deduction of such amounts will not be subject to the limitations of section 162(m) of the Code. Any amount deferred will be credited with interest during the period of deferral at a rate equal to the Chase Manhattan Bank (National Association) prime rate from time to time. In the event of a "Change in Control" (as defined below), any amounts previously deferred will be paid to the applicable participant as soon as practicable following the date of the change in control.

     CHANGE IN CONTROL. In the event of a "Change in Control", each participant in the AICP would become entitled to the payment of a bonus based upon the amount payable at the maximum percentage for the unit performance bonus, the personal performance bonus and the team performance bonus, respectively. A "Change in Control" for purposes of the AICP means any of the following: (a) any person becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of either the Company or Newmont Mining and a majority of the applicable "Incumbent Board" has not approved the acquisition before the acquisition occurs; or (b) three or more directors of the Company or Newmont Mining, whose election or nomination for election is not approved by a majority of the Incumbent Board, are elected within a single 12 month period to serve on the Board of either the Company or Newmont Mining; or (c) members of the applicable Incumbent Board cease to constitute a majority of the Board or the Board of Newmont Mining. For this purpose, "Incumbent Board" means (i) members of the Board on January 1, 1997, to the extent they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after January 1, 1997 if such individual's election and nomination for election as a director was approved by a vote of at least 75% of the then applicable Incumbent Board.

     AMENDMENT AND TERMINATION OF THE AICP. The Board may, from time to time, amend, alter, suspend or terminate the AICP.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Under section 162(m) of the Code, the Company may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1,000,000 is paid to the Chief Executive Officer of the Company or any one of the other four highest paid executive officers who are employed by the Company on the last day of the taxable year. However, certain "performance-based compensation", the material terms of which are disclosed to and approved by the Company's stockholders, is not subject to this limitation on deductibility. The Company has structured the AICP with the intention that the unit performance bonus would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by section 162(m) of the Code.

     The following table sets forth the benefits payable to the specified individuals and groups with respect to 1997 in accordance with the provisions of the AICP.

                               NEW PLAN BENEFITS

                        ANNUAL INCENTIVE COMPENSATION PLAN
                        ----------------------------------
NAME AND PRINCIPAL POSITION                                       DOLLAR VALUE ($)
---------------------------                                       ----------------
Ronald C. Cambre,...........................................          1,015,917
  Chairman, President and
  Chief Executive Officer
Wayne W. Murdy,.............................................            316,749
  Executive Vice President
  and Chief Financial Officer
Lawrence T. Kurlander,......................................            270,375
  Senior Vice President,
  Chief Administrative Officer
John A.S. Dow,..............................................            237,300
  Senior Vice President, Exploration
Eric Hamer..................................................            178,420
  Vice President and Senior Project
  Executive, Batu Hijau
Executive Officer Group (27 persons, including those named
  above)....................................................          4,193,069
Non-Executive Director Group................................                -0-
Non-Executive Officer Employee Group (4,467 persons)........         16,108,704

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                  PROPOSAL NO. 3 -- APPROVAL OF THE COMPANY'S
                 INTERMEDIATE TERM INCENTIVE COMPENSATION PLAN

     The Company's Intermediate Term Incentive Compensation Plan ("ITIP") was adopted by the Board of Directors on January 29, 1997. Approval of the ITIP by a majority of the votes cast at the Annual Meeting of Stockholders on May 7, 1998 is required in order to satisfy certain regulatory requirements and to authorize payments to certain designated employees, as described below.

     The Board recommends that the stockholders of the Company approve the ITIP. A copy of the ITIP is available for inspection at the principal executive offices of the Company. The principal features of the ITIP are summarized below, but this summary is qualified in its entirety by reference to the complete text of the ITIP.

     SUMMARY. The ITIP is intended to provide incentive compensation to eligible employees based upon the attainment of objective financial and business goals established annually by the Company's Compensation Committee (the "Committee"). Under the ITIP, performance objectives are established by the Committee for two primary components -- "management effectiveness" (consisting of gold production, cost of production and proven and probable gold ore reserves) and earnings per share of the Company. Depending upon the extent to which the performance objectives are satisfied, bonuses may become payable to eligible employees one-half in cash and one-half in restricted common stock of the Company or Newmont Mining. The restricted stock vests and becomes non-forfeitable over a two year period following the grant of the stock, subject to earlier vesting in certain events. The ITIP contains certain limitations on the amount of bonus that may be paid to any employee and on the amount of bonus that may be paid to certain specified employees.

     ADMINISTRATION. The Committee will administer the ITIP and will establish the levels of performance required for each operating cycle or "Performance Period" (as defined below) of the ITIP. The Committee may exclude certain employees from eligibility for participation. The Committee may establish, amend, waive and rescind rules, regulations and guidelines for the administration of the ITIP. The Committee is responsible for interpreting the ITIP and for making all determinations with respect to the payment of bonuses to eligible employees under the ITIP. The Committee is required to certify in writing each year, prior to the payment of any amounts pursuant to the ITIP, that the various performance objectives used for the calculation of the payments have been attained and to take any other action required in order to qualify for the exemption from the limitation on deductibility of certain compensation amounts for Federal income tax purposes. (See, "Certain Federal Income Tax Consequences" below).

     PARTICIPATION. All employees of the Company (and any affiliated entity that is covered under the ITIP as determined by the Company) in specified pay grades will be eligible to receive a bonus under the ITIP if they are employed on the last day of the relevant year or have terminated employment because of death, retirement, disability or other circumstances approved by the Company's Vice President, Human Resources. The Committee may, however, exclude any employee from eligibility for participation under the ITIP. At the present time, the Committee has determined that the Chief Executive Officer, Mr. Cambre, will not participate in the ITIP. All of the other executive officers of the Company are eligible to receive bonuses under the ITIP.

     DETERMINATION OF ITIP BONUS PAYMENTS. Performance Objectives. The determination of whether, and to what extent, any bonuses are payable under the ITIP with respect to any Performance Period is based upon the extent to which the targets established by the Committee with respect to the various "Measures of Performance" have been attained for the Performance Period. The Measures of Performance are (i) the "Management Effectiveness Factor", which consists of the "Production Factor", the "Total Cost Factor" and the "Total Reserves Factor" and
(ii) the "Earnings Factor". The Committee establishes the target, outstanding, excellent and threshold levels for the production of gold, the cost per ounce of gold produced, the total equity ounces of gold in proven and probable gold reserves and the earnings per share of the Company for each Performance Period. The extent to which the targets for each of those four Factors is achieved determines the multiplier that is then used to calculate the ITIP bonus for each participant. The multiplier for outstanding performance is three, the multiplier for excellent performance is two, the multiplier for target performance is one, the multiplier for threshold performance is zero, and the multiplier for unacceptable performance is minus one. If the performance Factor with respect to any Measure of Performance falls below the threshold performance level, a negative performance Factor for that Measure of Performance is created and there must be positive performance Factors attributable to the other objectives in order for there to be an ITIP bonus. Each participant's ITIP bonus is calculated by multiplying his or her salary by the following: 70% times the participant's "Targeted Payout Percentage" times the Management Effectiveness Factor plus 30% times the participant's "Targeted Payout Percentage" times the Earnings Factor. The "salary" of each participant for purposes of calculating the ITIP bonus is equal to the participant's actual base earnings for the last year of the relevant Performance Period. Each participant in the ITIP is assigned a "Targeted Payout Percentage" based upon his or her pay grade with the Company during the relevant Performance Period. If a participant's pay grade changes during the Performance Period, the ITIP bonus will be calculated using a pro ration of the Targeted Payout Percentage applicable to the pay grades assigned to the participant during the Performance Period. However, if a participant's compensation is subject to the deduction limitations of section 162(m) of the Code (see, "Certain Federal Income Tax Consequences" below), the Targeted Payout Percentage will be based upon the lesser of the participant's pay grade as of the first day of the Performance Period or such changed pay grade as may be assigned to the participant during the Performance Period.

     Performance Period. The ITIP is intended to measure and reward performance over three year periods, with a new three year period beginning each January 1st. However, in order to phase in implementation of the ITIP, two "short" Performance Periods consisting of 1997 and 1997-1998 are provided in the ITIP. In order to reflect this transition, the payouts under the ITIP, if the targeted objectives established by the Committee are attained, will increase each year, while the potential amounts payable under the Company's Annual Incentive Compensation Plan (see Proposal No. 2) will generally decrease over those same periods. Thus, ITIP participants will have a greater portion of their potential incentive compensation tied to the longer term results of performance under the ITIP and a smaller portion tied to the Annual Incentive Compensation Plan.

     Limitation on Certain Payments. The ITIP contains several limitations on the amounts that may be paid to participants. First, no participant may receive a bonus with respect to a Performance Period in excess of three times the amount of bonus payable to such participant if all Performance Factors were at the target level. Second, no participant in the ITIP may receive a payment with respect to a Performance Period in excess of $3,000,000. Finally, participants whose compensation is subject to the deduction limitation for Federal income tax purposes (see, "Certain Federal Income Tax Consequences" below) are subject to additional limitations. If such a participant's pay grade changes during a Performance Period, the pay grade used to compute the bonus under the ITIP would be the lesser of the pay grade of the individual on the first day of the Performance Period or the changed pay grade assigned to the participant during the Performance Period. In addition, the salary of such a participant used for purposes of computing the ITIP bonus may not exceed the participant's annualized base salary on the first day of the applicable Performance Period. Finally, no amount may be paid under the ITIP to an employee to the extent that such payment would be nondeductible under the provisions of section 162 of the Code unless and until the shareholders of the Company have approved the ITIP and the material goals established under the ITIP in accordance with the requirements of section 162 of the Code and the Regulations thereunder.

     Form of Payment. Bonuses payable under the ITIP are generally paid 50% in cash and 50% in shares of either the Company's common stock or the common stock of Newmont Mining, as determined by the Committee. The Committee may, in its sole discretion, cause all or any portion of any bonus under the ITIP otherwise payable in shares of stock to be paid in cash.

     Shares of stock issued as payment of a portion of a bonus under the ITIP will be restricted and subject to forfeiture if the participant terminates employment within two years after the end of the Performance Period to which such shares relate. If a participant terminates employment within two years after the end of the Performance Period, but more than one year after the end of the applicable Performance Period, 50% of the shares of the common stock will be forfeited and if the participant terminates employment within one year after the end of the Performance Period, all of the stock will be forfeited. Notwithstanding the foregoing, if a participant terminates employment during the two year period following the end of a Performance Period on account of death, disability, retirement, "Change in Control" (as defined below) or other termination approved by the Company's Vice President, Human Resources, none of the shares of common stock shall be subject to forfeiture.

     Shares of common stock issued as part of a bonus under the ITIP are also subject to restrictions on transferability. For a period of 5 years following the end of the Performance Period to which the shares relate, the shares may not be transferred by the participant except upon the death, disability or retirement of the participant, upon a "Change in Control" (as defined below) or to certain family trusts and similar vehicles as approved by the Company's Vice President, Human Resources.

     Shares of common stock issued under the ITIP may be issued under the provisions of Newmont Mining's 1996 Employee's Stock Plan, or otherwise, as determined by the Committee.

     Deferral of Certain Payments. The ITIP provides that the Committee may defer the payment of certain bonuses under the ITIP if the payment of such amounts would exceed the compensation deduction limitation established by section 162(m) of the Code. Any amounts deferred will be paid to the participant in the first calendar year following deferral in which the deduction of such amounts will not be subject to the limitations of section 162(m) of the Code. Any cash amount deferred will be credited with interest during the period of deferral at a rate equal to the Chase Manhattan Bank (National Association) prime rate from time to time. Any dividends paid with respect to stock that is deferred will be credited to the deferred compensation account and also credited with interest. In the event of a "Change in Control" (as defined below), any amounts previously deferred will be paid to the applicable participant as soon as practicable following the date of the change in control.

     CHANGE IN CONTROL. In the event of a "Change in Control", each participant in the ITIP would become entitled to the payment of a bonus based upon his or her Targeted Payout Percentage for the Performance Period during which the Change in Control occurs, determined as if the maximum performance Factors were achieved. If the Change in Control were to occur prior to January 1, 2000, the Targeted Payout Percentages for the Performance Period of 1997-1999 would be applied to determine the amount of the bonus under the ITIP. A "Change in Control" for purposes of the ITIP means any of the following: (a) any person becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of either the Company or Newmont Mining and a majority of the applicable "Incumbent Board" has not approved the acquisition before the acquisition occurs; or (b) three or more directors of the Company or Newmont Mining, whose election or nomination for election is not approved by a majority of the Incumbent Board, are elected within a single 12 month period to serve on the Board of either the Company or Newmont Mining; or (c) members of the applicable Incumbent Board cease to constitute a majority of the Board or the Board of Newmont Mining. For this purpose, "Incumbent Board" means (i) members of the Board on January 1, 1997, to the extent they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after January 1, 1997 if such individual's election and nomination for election as a director was approved by a vote of at least 75% of the then applicable Incumbent Board.

     AMENDMENT AND TERMINATION OF THE ITIP. The Board may, from time to time, amend, alter, suspend or terminate the ITIP.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Under section 162(m) of the Code, the Company may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1,000,000 is paid to the Chief Executive Officer of the Company or any one of the other four highest paid executive officers who are employed by the Company on the last day of the taxable year. However, certain "performance-based compensation", the material terms of which are disclosed to and approved by the Company's stockholders, is not subject to this limitation on deductibility. The Company has structured the ITIP with the intention that compensation resulting therefrom would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by section 162(m) of the Code.

     The following table sets forth the benefits payable to the specified individuals and groups with respect to the 1997 Performance Period in accordance with the provisions of the ITIP.

                               NEW PLAN BENEFITS

                  INTERMEDIATE TERM INCENTIVE COMPENSATION PLAN
                  ---------------------------------------------
NAME AND PRINCIPAL POSITION                                       DOLLAR VALUE ($)
---------------------------                                       ----------------
Ronald C. Cambre,...........................................               -0-
  Chairman, President and
  Chief Executive Officer
Wayne W. Murdy,.............................................           133,166
  Executive Vice President
  and Chief Financial Officer
Lawrence T. Kurlander,......................................           113,553
  Senior Vice President,
  Chief Administrative Officer
John A.S. Dow,..............................................           101,639
  Senior Vice President, Exploration
Eric Hamer..................................................            69,648
  Vice President and Senior Project
  Executive, Batu Hijau
Executive Officer Group (26 persons, including those named
  above except Mr. Cambre)..................................         1,239,076
Non-Executive Director Group................................               -0-
Non-Executive Officer Employee Group (31 persons)...........           456,786

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Company's Annual Meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in (the accompanying proxy), or their substitutes, will vote in accordance with their best judgment.

                                      PROXY

                              NEWMONT GOLD COMPANY

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 7, 1998

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                             OF NEWMONT GOLD COMPANY

The undersigned, a holder of record shares of common stock, par value $0.01 per share of Newmont Gold Company at the close of business on March 5, 1998 (the "Record Date") hereby appoints Joy E. Hansen, Wayne W. Murdy and Timothy J. Schmitt, and each or any of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Gold Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 9:30 a.m. local time on Thursday, May 7, 1998 in the John
D. Hershner Room, 1700 Lincoln Street, Denver, Colorado and any adjournments thereof, upon the matters listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o





                                                                                                                  Please mark
                                                                                                                  your votes as  [X}
                                                                                                                  indicated in
                                                                                                                  this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.
                                                                                                         FOR     WITHHELD  FOR ALL
Item 1 - ELECTION OF DIRECTORS                                                                           ALL     FOR ALL   EXCEPT
Nominees: R.C. Cambre, J.T. Curry, Jr., J.P. Flannery, L.I. Higdon, Jr., T.A. Holmes, G.B. Munroe,       [ ]       [ ]      [ ]
          R.A. Plumbridge, R.H. Quenon, M.A. Qureshi, M.K. Reilly, J.H. Sisco, J.V. Taranik and
          W.I.M. Turner, Jr.

FOR ALL EXCEPT NOMINEES WRITTEN IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3.

Item 2 - ANNUAL INCENTIVE COMPENSATION PLAN                 Item 3 - INTERMEDIATE TERM INCENTIVE COMPENSATION PLAN

                    FOR       AGAINST      ABSTAIN                           FOR       AGAINST      ABSTAIN
                    [ ]         [ ]          [ ]                             [ ]         [ ]          [ ]

                                                                                        By execution of this Proxy, the undersigned
                                                                                        hereby authorizes such proxies or their
                                                                                        substitutes to vote in their discretion on
                                                                                        such other business as may properly come
                                                                                        before the Annual Meeting.

                                                                                        Proxies can only be given by Newmont Gold
                                                                                        stockholders of record on the Record Date.
                                                                                        Please sign your name below exactly as it
                                                                                        appears on your stock certificate(s) on the
                                                                                        Record Date or on the label affixed hereto.
                                                                                        When the shares of Newmont Gold common stock
                                                                                        are held of record by joint tenants, both
                                                                                        should sign. When signing as attorney,
                                                                                        executor, administrator, trustee or
                                                                                        guardian, please give full title as such. If
                                                                                        a corporation, please sign in full corporate
                                                                                        name by president or authorized officer. If
                                                                                        a partnership, please sign in partnership
                                                                                        name by authorized person.

                                                                                        The undersigned acknowledges receipt of the
                                                                                        Notice of Annual Meeting of Stockholders and
                                                                                        of the Proxy Statement.

SIGNATURE (TITLE, IF ANY)______________________________SIGNATURE IF HELD JOINTLY_____________________________DATE____________, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                      o FOLD AND DETACH HERE o

                   IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.